Exhibit 21.1

MICROCHIP TECHNOLOGY INCORPORATED

LIST OF SIGNIFICANT SUBSIDIARIES

Microchip Technology (Thailand) Co., Ltd.
14 Moo 1, T. Wangtakien
A. Muang Chacherngsao
Chacherngsao  24000
Thailand

Microchip Technology (Barbados) Incorporated
Hastings Business Services Limited
Hastings, Christ Church
Barbados

Microchip Technology Ireland Limited
Block 3.1
Woodford Business Park
Northern Cross
Santry
Dublin 9 Ireland